EXHIBIT 1

ROYAL BANK OF CANADA

ANNUAL
INFORMATION
FORM

December 16, 2003

TABLE OF CONTENTS

INCORPORATION	1

BUSINESS
Overview	1
RBC Banking	1
RBC Insurance	2
RBC Investments	3
RBC Capital Markets	4
RBC Global Services	5
Competition	6
General development of the business	7

GOVERNMENT SUPERVISION AND REGULATION — CANADA
Supervision and regulation	10
Capital Liquidity and Dividends	11
Business	12
Investments	13
Share ownership and voting restrictions	13
Money laundering and anti-terrorism legislation	14

GOVERNMENT SUPERVISION AND REGULATION — U.S	15
USA Patriot Act	18
Transactions with Affiliates	18
U.S. Regulation of broker-dealer subsidiaries	18
U.S. Insurance — State Regulation	19

SELECTED CONSOLIDATED FINANCIAL INFORMATION	21

MANAGEMENT’S DISCUSSION AND ANALYSIS	22

MARKET FOR SECURITIES	22

DIRECTORS AND OFFICERS
Directors	23
Executive officers	25
Ownership of securities	25

PRINCIPAL SUBSIDIARIES	26

ADDITIONAL INFORMATION	27

TRADEMARKS	27

     Unless otherwise specified, this annual information form presents information as at October 31, 2003.

INCORPORATION

     Royal Bank of Canada (the “bank”) is a Schedule I bank under the Bank Act (Canada), which constitutes its charter.

     The corporate headquarters are located at Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada. The head office is located at 1 Place Ville-Marie, Montreal, Quebec, Canada.

     Principal subsidiaries are described on page 26.

BUSINESS

     Overview — Royal Bank of Canada, stock symbol RY on the Toronto Stock Exchange (“TSX”) and New York Stock Exchange (“NYSE”), operates under the master brand RBC Financial Group and has five major business platforms or segments: RBC Banking (personal and commercial banking), RBC Insurance (insurance), RBC Investments (wealth management), RBC Capital Markets (corporate and investment banking), and RBC Global Services (securities custody and transaction processing). Royal Bank of Canada is Canada’s largest company as measured by assets and market capitalization. The bank serves more than 12 million personal, business and public sector clients worldwide from offices in more than 30 countries. The bank and its subsidiaries have 60,812 employees on a full-time equivalent basis worldwide. The delivery network includes 2,085 service delivery units, and 4,401 automated banking machines.

     RBC Banking — The personal & commercial banking segment provides banking and financial services to individuals, small and medium-sized businesses and mid-market commercial clients. The segment is structured geographically:

•	In Canada, RBC Banking operates under the brand name RBC Royal Bank;

•	In the United States, RBC Banking operates through RBC Centura Bank (“RBC Centura”) and its RBC Mortgage subsidiary and RBC Builder Finance division. RBC Centura is a Rocky Mount, North Carolina-based bank focused on personal and commercial markets in the southeastern U.S. RBC Mortgage is a Chicago-based national retail mortgage originator, while RBC Builder Finance provides financing to home builders and developers throughout the U.S.;

•	In the Caribbean and Bahamas, RBC Banking operates through RBC Royal Bank of Canada, as well as through residential mortgage focused Finance Corporation of Bahamas Limited (“FINCO”) in the Bahamas.

     RBC Banking delivers services through approximately 1,104 branches in Canada, 242 in the U.S. (through RBC Centura), and 43 in the Caribbean; approximately 4,401 automated banking machines, of which approximately 279 are in the U.S., and 60 are in the Caribbean; as well as via telephone and the Internet. The segment employs over 37,000 people on a full-time equivalent basis (FTE), plus a mobile sales staff of over 800 mortgage representatives and 530 investment retirement planners.

     The personal & commercial banking business delivers a wide range of financial services including deposit accounts, investments and mutual funds, credit and debit cards, business and personal loans, and residential and commercial mortgages, all supported by financial advice.

     In November 2003, RBC Centura acquired Ohio based Provident Financial Group’s Florida branch and ATM network for approximately US$80 million cash. In September 2003, RBC Mortgage Company acquired Sterling Capital Mortgage Company for approximately US$100 million. In January 2003, RBC Centura completed the acquisition of Admiralty Bancorp, Inc. a Florida-based financial holding company, for US$153 million. In July 2002, RBC Centura acquired Eagle Bancshares, Inc. and its subsidiary, Tucker Federal Bank, based in the Atlanta, Georgia metropolitan area for US$149 million. In June 2002, RBC Centura converted the Largo, Florida and Atlanta, Georgia offices of Security First Network Bank into full service RBC Centura bank branches. In June 2001, the bank acquired Centura Banks, Inc. for US$2.2 billion. In April 2000, the bank acquired Prism Financial, a mortgage origination company for US$115 million.

     The following are the principal RBC Financial Group companies that provide products and services under the RBC Banking platform: Royal Bank of Canada, Royal Bank Mortgage Corporation, Royal Mutual Funds Inc., RBC Centura Bank, RBC Mortgage Company, Finance Corporation of Bahamas Limited (“FINCO”), Royal Trust Corporation of Canada, The Royal Trust Company.

     RBC Insurance — The insurance segment provides a wide range of creditor, life, health, travel, home, auto and reinsurance products and services to more than five million clients in Canada, the U.S. and internationally. These products and services are offered through a wide variety of distribution channels, including the telephone, independent brokers, travel agents, a proprietary sales force, and the Internet. The segment is structured as follows:

•	RBC Life Insurance Company — offers individual and group life and health insurance solutions through more than 7,000 independent brokers and over 550 career sales representatives;

•	RBC General Insurance Company — offers home and auto insurance products through direct sales channels as well as employee and affinity plans;

•	RBC Travel Insurance Company and Assured Assistance Inc. — distribute travel insurance products and services to North American clients through a network of over 4,000 travel agencies, as well as over the Internet and through bank channels;

•	RBC Reinsurance (Ireland) Limited and Royal Bank of Canada Insurance Company Ltd. — offer a wide range of life reinsurance and retrocession, property and structured reinsurance to business clients around the world;

•	Liberty Life Insurance Company and Liberty Insurance Services Corporation (“RBC Liberty Insurance and Genelco”) are Greenville, South Carolina-based companies that provide innovative personal insurance solutions designed to help clients achieve financial goals. RBC Liberty Insurance and Genelco also offers a full spectrum of administration and outsourcing as well as software solutions to the insurance and financial services industry.

•	RBC Insurance Services Inc. — administers the creditor insurance products and services for individual and business clients of the bank.

     In May 2003, RBC Insurance completed the acquisition of certain assets of Business Men’s Assurance Company of America (BMA) from the Generali Group, a Trieste, Italy-based insurer, for approximately US$207 million. These assets comprised the operations of Business Men’s Assurance Company of America (BMA) and included the infrastructure for manufacturing variable insurance products as well as a closed block of approximately 135,000 policies. In November 2000, the purchase of Liberty Life Insurance Company and Liberty Insurance Services Corporation closed. Also in November 2000, Liberty Insurance Services Corporation acquired certain assets of Genelco Incorporated of St. Louis, Missouri, a software technology and outsourcing service provider for the insurance industry.

     The following are the principal RBC Financial Group companies that provide products and services under the RBC Insurance platform: RBC Life Insurance Company, Liberty Life Insurance Company, Royal Bank of Canada Insurance Company Ltd., RBC General Insurance Company, RBC Travel Insurance Company, Liberty Insurance Services Corporation, RBC Reinsurance (Ireland) Limited, Business Men’s Assurance Company of America, The Liberty Marketing Corporation.

     RBC Investments — The wealth management division focuses on the investment needs of private clients, high net worth individuals and families, small businesses and entrepreneurs. This segment uses different distribution brand names. RBC Investments is the brand name used by the wealth management businesses in Canada.

     Dominion Securities is the largest full service brokerage firm in Canada, based on assets under administration, and has over 1,320 investment advisors and $100 billion in assets under administration. Action Direct is the second-largest Canadian self-directed brokerage service as measured by number of accounts. Private Counsel, Private Banking, and Trust Services offer a relationship management approach to high net worth clients in need of sophisticated solutions across Canada. Financial Planning is a business operated jointly by RBC Investments with RBC Banking. This business serves domestic clients in existing relationships with bank branches with more than $50,000 in investable assets of which a portion typically includes mutual funds or managed products. Financial Planning has 1,030 relationship financial planners and 530 commission-based investment and retirement planners who are also financial planners and licensed mutual funds sales people.

     In the United States, RBC Dain Rauscher is the brand name used. RBC Dain Rauscher is the eighth largest full-service securities firm in the U.S., with nearly 1,750 financial consultants from coast to coast. It provides affluent private clients in chosen markets with personalized comprehensive financial solutions. RBC Dain Rauscher also provides fixed income, investment financing, as well as asset management and correspondent brokerage services.

     Internationally, Royal Bank of Canada Global Private Banking is the brand name used. Global Private Banking provides private banking, trust, investment advisory, and investment counselling solutions to high net worth clients in more than 100 countries. In April 2003, a decision was made to include the International Advisory Group, which has both Canadian and International-based employees serving the brokerage needs of international clients, with Global Private Banking. This will better align the International Advisory Group directly with its international clients.

     In addition to the distribution businesses above, the Global Asset Management business of RBC Investments provides investment management products and services primarily through RBC Asset Management, which became Canada’s largest fund company in 2003 (as measured by assets under management). In July 2003, RBC Funds Inc. and RBC Global Investment Management Inc. were combined to form RBC Asset Management Inc., which currently manages over $43 billion of assets in mutual and pooled funds and other client assets. RBC Asset Management family of mutual funds and other pooled products encompass a broad range of investment solutions including money market, fixed income, balanced and Canadian, U.S. and global equity funds, as well as alternative investments. In July 2003, RBC Asset Management announced the combining and renaming of its families of mutual funds — Royal Mutual Funds and RBC Advisor Funds — under a single product line known as RBC Funds. Global Asset Management also provides proprietary and externally managed investment management products and advisory services through RBC Royal Bank, RBC Investments distribution businesses, and external distributors to private and institutional clients in Canada and worldwide. Beginning in 2004, Global Asset Management will also include Voyageur Asset Management, our U.S. based asset management company which manages US$21 billion in mutual funds and institutional mandates, and that was previously reported under RBC Dain Rauscher.

     In March 2003, RBC Dain Rauscher acquired West Paterson, New Jersey-based First Institutional Securities. In May 2003, RBC Dain Rauscher closed its acquisition of Jones & Babson Inc., an asset management firm based in Kansas City. The purchase was part of a larger agreement by RBC Insurance to acquire Missouri-based Business Men’s Insurance Company of America (BMA), a subsidiary of the Generali Group. In October 2001, Tucker Anthony Sutro was purchased for US$594 million, and was integrated into RBC Dain Rauscher in the spring of 2002. Dain Rauscher was acquired for US$1.2 billion in January 2001.

     The following are the principal RBC Financial Group companies that provide products and services under the RBC Investments platform: Royal Bank of Canada, Royal Trust Corporation of Canada, The Royal Trust Company, RBC Dominion Securities Inc., RBC Dain Rauscher Inc., RBC Action Direct Inc., RBC Asset Management Inc., Royal Bank of Canada (Channel Islands) Limited, Royal Bank of Canada Trust Company (Jersey), Royal Bank of Canada Fund Managers (Jersey) Limited, RBC Trustees (Guernsey), Limited.

     RBC Capital Markets — The corporate and investment banking segment provides wholesale financial services to large corporate, government and institutional clients in North America and in specialized product and industry sectors globally. The segment has six operating divisions:

•	Global Financial Products — This division brings together the business activities involving the origination, syndication, securitization, trading, and distribution of debt products globally. These products include loans, bonds, and derivatives at both the investment grade and sub-investment grade levels.

•	Global Investment Banking — In February 2003 the Capital Markets Services division split into its two component parts — Global Investment Banking and Global Equity — primarily to address the changes in the regulatory and governance environments which require the separation of research and investment banking activities. The Global Investment Banking division houses the corporate and investment banking businesses and offers a full range of credit and corporate finance products including debt and equity underwriting, mergers & acquisitions (M&A) advice and execution and financial sponsorship coverage. The division is organized along North American industry sectors. While we cover all industries in Canada, in the U.S., we have expertise in the energy, technology, communications, health care, consumer products, and mid-size financial institutions sectors.

•	Global Equity — This division provides expertise in research and equity sales and trading of listed securities and the distribution of new issues.

•	Global Treasury Services — This division combines the money markets and foreign exchange businesses and provides global clients with foreign exchange, commodities, derivatives and interest rate products, as well as currency risk management and advisory services. These products and services are delivered through an extensive global sales and trading network, operating from global centres that include Toronto, London, and New York. Global Treasury Services also delivers services through its Internet trading platform, FX Direct, and is a member of the multi-bank global trading platform, FXall.

•	Global Credit — provides for the centralized management of all credit exposure associated with RBC Capital Markets loan portfolio. Global Credit’s portfolio and transaction management specialists use sophisticated risk management and analytical tools to ensure the pricing on loans is commensurate with the associated risk and reflects the value of all products and services a client has with RBC Financial Group.

•	Alternative Investments was formed in June 2002 with a mandate to expand its wholesale asset management capabilities, which today include operations in hedge funds and private equity. The alternative asset business provides non-traditional investment opportunities to high net worth individuals, corporations, and institutional clients. These investment options include private equity and hedge funds, both flagship products of RBC Capital Markets, and can extend to other vehicles such as leveraged buyouts, collateralized debt obligations and managed futures.

This segment is headquartered in Toronto and services its clients through a network of 30 offices worldwide, which includes key centres of expertise in New York and London.

     The following are the principal RBC Financial Group companies that provide products and services under the RBC Capital Markets platform: Royal Bank of Canada, RBC Dominion Securities Inc., RBC Dominion Securities Corporation, RBC Dain Rauscher Corp., Royal Bank of Canada (Europe) Ltd., RBC Alternative Assets, L.P, RBC Capital Partners Limited, Royal Bank of Canada (Caribbean) Corporation, RBC Finance B.V., RBC Capital Markets Arbitrage LLC, RBC Capital Markets Arbitrage S.A.

     RBC Global Services — The transaction processing segment offers specialized transaction processing services to business, commercial, corporate, and institutional clients in domestic and selected international markets, principally in the United Kingdom and Australia. Key businesses include global custody, investment administration, correspondent banking, cash management, payments, and trade finance. The bank’s 50% interest in the Moneris Solutions joint venture with the Bank of Montreal for merchant card processing is reported under RBC Global Services. Also part of the segment is an Australian subsidiary, which was acquired in July 2001. There are three business divisions in the segment:

•	Institutional and Investor Services — delivers custodial, trusteeship and pension services to corporate and institutional investors using a global sales force. Institutional & Investor Services is Canada’s largest custodian and the 10th largest custodian globally as measured by assets under administration. It operates from 12 locations throughout the world, with a global custody network spanning 80 markets.

•	Financial Institutions — offers a comprehensive range of correspondent banking services to banks globally, and to broker-dealers within Canada. These services include cash management, payments, clearings, trade, foreign exchange, derivatives lending, securities lending, custody and settlement, and structured financing. Financial Institutions manages over 1,500 bank relationships around the world.

•	Treasury Management & Trade — provides cash management services to the small and medium enterprise, commercial, corporate and public sector segments across Canada using specialized sales teams. These clients are offered a comprehensive suite of collection, disbursement, and information-based electronic solutions to optimize their cash flow requirements, increasingly focused on Web-based technology. Trade related products, services and counsel are also provided to Canadian and international clients to assist them in the conduct of their import and export operations domestically and around the globe.

     The following are the principal RBC Financial Group companies that provide products and services under the RBC Global Services platform: Royal Bank of Canada, Royal Trust Corporation of Canada, The Royal Trust Company, RBC Global Services Australia Pty Limited.

     Competition — As the bank has entered and expanded into new lines of business, its competition has grown to include other banks, investment dealers, discount brokers, mutual fund companies, money managers, custody service providers, insurance companies, virtual banks, and specialty financial service providers. Key competitive factors include the range and features of financial products, their pricing, distribution, and service quality. Competition has intensified over the years as foreign providers of credit cards, mutual funds, small business loans, consumer finance and investment banking services have increasingly entered Canada.

     The competitive landscape of the Canadian financial services industry consists of over 2,100 institutions, including the ‘Big Six’ Schedule I banks, of which the bank is one, about 25 independent trust companies, 33 foreign-owned bank subsidiaries, 20 foreign bank branches, almost 1700 credit unions and caisses populaires, 100 life insurance companies, 230 property & casualty insurers, about 150 independent investment dealers and over 55 independent retail mutual fund management companies.

     In this competitive environment, the bank has the number one or number two market shares in most businesses it operates in Canada. For example, in personal and commercial banking, its market share of residential mortgages and business loan balances were 14.87% and 11.49% respectively, at August 31, 2003 — the highest in Canada. In wealth management, the bank has the leading full service brokerage operation as measured by assets under management, and the second largest Canadian self-directed broker, RBC Action Direct, as measured by number of accounts. RBC Asset Management became Canada’s largest mutual fund company in 2003, as measured by assets under management, with net assets of over $43 billion as of October 31, 2003. The insurance operation is one of the top ten life insurance producers in Canada as measured by new individual policies issued, and is also Canada’s largest travel insurer based on premiums. In corporate and investment banking, RBC Capital Markets is a leading mergers & acquisitions advisor in Canada with transactions in excess of US$10 billion for the first nine months of calendar 2003, and its foreign exchange business is ranked among the top 15 in the world by reported revenues. The bank’s transaction processing segment has the largest Canadian custody operations in Canada, as measured by assets under administration.

     With the large number of players in the Canadian financial industry and the limited number of consumers, the natural progression of the industry is towards consolidation. However, in 1998 the Canadian government put a restriction on mergers of banks pending further review. As a result, Canadian banks, including the bank have made significant investments in the U.S. financial services market over the last several years in order to increase revenues and returns. The geographical proximity as well as the similar language and culture make the U.S. market attractive. Structurally, the U.S. financial services industry is fragmented, comprised of a number of monoline service providers, however the environment is also extremely competitive, dominated by both global players and niche companies.

     A series of targeted acquisitions has led the bank to become an established player across different lines of businesses in the U.S. In retail banking, RBC Centura is ranked sixth by bank deposits in North Carolina, and ninth in bank deposits within its state banking footprint (North Carolina, South Carolina, Virginia, Georgia). RBC Liberty Insurance is the largest South Carolina-domiciled life insurer and the fifth largest individual insurer in the state. RBC Dain Rauscher is the eighth largest full service securities firm in the U.S. as measured by number of brokers, and RBC Capital Markets has an established reputation in corporate and investment banking.

     General development of the business — The bank’s objective is to expand its businesses both organically as well as through specific targeted acquisitions in line with its financial targets and overall strategy. The bank has four key strategic priorities: strong fundamentals, North American expansion, superior client experience, and cross-enterprise leverage.

     The bank’s strong position in the Canadian market is the foundation for its U.S. expansion, given the limited opportunities for growth in Canada. 12 acquisitions across 4 business platforms have been made since the spring of 2000. As a result of this diversified U.S. expansion, the revenue proportion contributed from the U.S. has grown to 28% of total revenues in 2003 from a 7% contribution in 2000. Contribution to net income from the U.S. has increased as well to 13% in 2003 from 3% in 2000.

     Summarized in the following table are the bank’s major acquisitions over the past three financial years and to date in the 2004 financial year:

BUSINESS	ACQUISITION	KEY CHARACTERISTICS (1)

RBC Banking	Provident Financial Group Inc. — Florida Branch Network (2004)	•	RBC Centura acquired Florida operations of Ohio-based Provident Financial Group for approximately US$80 million cash
		•	Continued expansion into high-growth Florida market
		•	13 branches, 16 ATM’s, US$500 million in assets under administration
		•	As at April 30, 2003: Loans of US$350 million and deposits of US$750 million

	Sterling Capital Mortgage Company (2003)	•	RBC Mortgage Co. acquired 100% of the outstanding shares of Sterling Capital Mortgage Company (SCMC) from Sterling Bancshares Inc.
		•	Purchase price approximately US$100 million
		•	110 branches in 16 states and 16 Affiliated Business Arrangements joint ventures that SCMC co-owns with residential home builders
		•	Mortgage origination of US$4.5 billion in fiscal 2002 and US$3.4 billion in the first six months of 2003

	Bank One Corporation — Wholesale First Mortgage and Broker Home-	•	RBC Mortgage Co. acquired Bank One’s wholesale First Mortgage and Broker Home-Equity Origination Capabilities
	Equity Origination Capabilities	•	Terms of the deal were not disclosed
	(2003)	•	200 employees
		•	In 2002, Bank One’s wholesale business generated more than US$3 billion in first mortgages

	Admiralty Bancorp, Inc (2003)	•	Purchase price of US$153 million cash
		•	Contiguous expansion of RBC Centura in southeast U.S.
		•	Expanded into attractive, high-growth Florida market
		•	US$578 million in assets, US$527 million in deposits and 17, 500 accounts at time of purchase

	Eagle Bancshares, Inc (2002)	•	Paid US$149 million cash
		•	Expansion of RBC Centura in south-eastern U.S.
		•	Expanded into attractive, high growth Atlanta market
		•	Acquired US$1.1 billion in assets, US$0.8 billion in deposits and 90,000 accounts at time of purchase

	Centura Banks, Inc. (2001)	•	Paid US$2.2 billion in bank common shares. Exchange ratio: 1.684 bank common share for each Centura Banks, Inc. common share
		•	Provided strong foothold in attractive higher growth south-eastern U.S. market
		•	14th largest bank by deposits in the south-eastern U.S. at time of purchase
		•	Acquired US$13.5 billion in assets, US$7.4 billion in deposits and 650,000 clients at time of purchase

RBC Insurance	Business Men’s Assurance Company of America — U.S. variable life	•	Along with the mutual fund company, Jones & Babson, total consideration was approximately US$207 million
	insurance business (2003)	•	Leverages RBC Liberty Insurance outsourcing and administration capability, adds variable insurance products and fixed annuities to the company’s product portfolio and also builds on the cross platform capability for wealth management products

	Genelco Incorporated — certain assets purchased (2001)	•	Certain software and outsourcing assets purchased (amount not disclosed) by Liberty Insurance Services Corporation
		•	The assets brought new third party administration expertise to the variable life and variable annuity markets

	Liberty Life Insurance Company	•	Paid US$580 million cash
	and Liberty Insurance Services	•	Established brand in south-eastern U.S. market
	Corporation (2001)	•	Agency, direct and third party administration businesses
		•	U.S. platform to expand into other forms of insurance and distribution

RBC Investments	First Institutional (2003)	•	RBC Dain Rauscher Inc., acquired certain assets of West Paterson, N.J.-based First Institutional Securities, LLC,
		•	A privately held firm that serves both institutional and high-net-worth retail clients throughout the United States
		•	Terms of the transaction were not disclosed.
		•	Allows RBC Dain Rauscher to penetrate the important New York-New Jersey metro market.

BUSINESS	ACQUISITION	KEY CHARACTERISTICS (1)

RBC Investments	Jones & Babson Inc (Business Men’s Assurance Company of America’s Mutual Fund company) (2003)	•	Mutual Fund Company. Along with the U.S. direct life insurance operations, total consideration approximately US $207 million (of which Jones & Babson was US$19 million)
		•	Builds cross platform capability for wealth management products

	Barclays’ private banking	•	Final purchase price of US$120 million
	operations in the Americas (2002)	•	Offices in New York, and Miami complement existing Royal Bank of Canada Global Private Banking offices
		•	Approximately 850 client relationships, US$2.9 billion in client assets and US$30 million in revenues at time of purchase

	Tucker Anthony Sutro	•	Paid US$594 million cash
	Corporation (2001)	•	At time of purchase, 300,000 accounts, 990 Investment Advisors, US$48 billion assets under administration
		•	Combined with RBC Dain Rauscher created 9th largest full service broker at time of purchase

	Dain Rauscher Corporation (2001)	•	US$1.227 billion paid for retail brokerage and investment banking businesses
		•	Doubled size of North American full-service brokerage operation
		•	US$62 billion in client assets under administration (Private Client Group) at time of purchase
		•	500,000 active customer accounts in 21 states in the U.S. at time of purchase

RBC Capital Markets	Dain Rauscher Wessels (2001)	•	Enhanced RBC Capital Markets ability to serve domestic clients in U.S. market
		•	Provided stronger U.S. equity origination & distribution
		•	Expanded focused coverage in health care, mid-sized financial institutions and consumer services sectors
		•	Enabled RBC Capital Markets to leverage its U.S. capabilities in high yield, corporate banking, M&A, treasury and derivative products across a broader customer base

RBC Global Services	Perpetual Fund Services (2001)	•	One of Australia’s largest providers of outsourced back-office administration to fund managers
		•	Client assets under administration of $61 billion and annual revenue of approximately $30 million at time of purchase

(1)	At time of acquisition

     Outside the North-American market, the bank will continue to pursue highly profitable niche lines of business in which the bank enjoys a competitive advantage. This includes but is not limited to global custody, global private banking, and foreign exchange services. In all these three lines of business, the bank is enjoying a strong position globally while generating attractive returns.

     Looking for opportunities to improve on current performance, cross-enterprise leverage is a key focus for the bank. The bank’s diversified business mix, strong market positions, sizeable customer base (over 12+ million) and strengths in customer relationship management will help it to reduce costs and increase revenue growth by applying knowledge across businesses and platforms. Being able to leverage expertise from one line of business to another will help the bank reduce costs through elimination of duplication, enterprise-wide review of functions, creation of centers of expertise and centralized purchasing initiatives.

     With the large number of companies offering financial services, the competition to earn clients and hence gain market share has intensified over the last number of years. “Always earning the right to be our clients’ first choice” is a new vision for the bank (introduced in fiscal 2003), and reinforces the bank’s commitment to client satisfaction, retention, and growing its share of clients’ business. In order to achieve the strategic priority of superior client experience, the bank will focus on providing a better client experience across all distribution channels. In addition, the bank will streamline processes to become more efficient.

GOVERNMENT SUPERVISION AND REGULATION — CANADA

     Supervision and regulation — The bank and its Canadian trust and loan subsidiaries and insurance subsidiaries are federally regulated financial institutions governed by the Bank Act (Canada), Trust and Loan Companies Act (Canada) and the Insurance Companies Act (Canada).

     The Superintendent of Financial Institutions (the “Superintendent”) is responsible to the Minister of Finance (the “Minister”) for the supervision of the bank and its Canadian loan and trust company and insurance subsidiaries. The Superintendent must, at least once a year, examine the affairs and business of each institution for the purpose of determining whether statutory requirements are duly observed and the institution is in sound financial condition, and report to the Minister. Federally regulated financial institutions must make periodic reports to the Minister and the Bank of Canada.

     Where the Superintendent is concerned about an unsafe course of conduct or an unsound practice in conducting the business of an institution, the Superintendent may direct the institution to refrain from a course of action or to perform acts necessary to remedy the situation. The Superintendent may, in certain circumstances, take control of the assets of an institution.

     Under the Financial Consumer Agency of Canada Act (the “FCAC Act”), the Financial Consumer Agency of Canada (the “Agency”) enforces consumer-related provisions of the federal statutes which govern financial institutions. “Consumer provisions” include Bank Act and Trust and Loan Companies Act provisions dealing with customer complaint procedures, notice requirements regarding Canada Deposit Insurance Corporation insurance, notice requirements for branch closure and disclosure obligations regarding borrowing, deposits and account charges. The bank is required to offer basic banking services, including low-cost accounts and government cheque cashing services to individuals meeting certain prescribed conditions. “Consumer provisions” under the Insurance Companies Act are those dealing with customer complaint procedures and disclosure obligations regarding borrowing.

     The Commissioner of the Agency (the “Commissioner”) has the duty to examine federal financial institutions to ensure compliance with consumer provisions which apply to them. The Commissioner has the power to issue notices of violation and to compel the disclosure of personal information necessary to ensure compliance. In addition, the Commissioner may carry on any activity in furtherance of public awareness.

     The Commissioner must report to the Minister on all matters connected with the administration of the FCAC Act and consumer provisions of other federal statutes, including the Bank Act (Canada), Trust and Loan Companies Act (Canada) and Insurance Companies Act (Canada).

     The activities of the bank’s trust and loan subsidiaries and insurance subsidiaries are also regulated in Canada under provincial laws in respect of their activities in the provinces.

     The activities of bank subsidiaries acting as securities brokers, dealers (including investment and mutual fund dealers), underwriters and advisors (including investment counsel and portfolio managers) are regulated in Canada under provincial securities laws and, in some cases, by a self regulatory organization (the Investment Dealers Association for broker dealers and the Mutual Fund Dealers Association for mutual fund dealers).

     Royal Bank of Canada, Royal Trust Corporation of Canada, The Royal Trust Company and Royal Bank Mortgage Corporation are member institutions of the Canada Deposit Insurance Corporation (the “CDIC”). The CDIC insures certain “deposits” (as defined in Schedule 2 to the CDIC Act) held at the member institutions.

     The CDIC has adopted by-laws for its member institutions, including the Standards of Sound Business and Financial Practices By-laws. This requires the board and senior management to establish objectives in respect of the strategic management of the business, to evaluate the financial results, and to have a developed understanding of, and processes to deal with, the risks inherent in the business — including credit, market, structural, fiduciary and operational risk — and to ensure appropriate and effective liquidity, funding and capital management. Senior management and directors must acknowledge their responsibilities in that regard and attest to the institution’s ability to meet such standards in its operations. An institution’s boards of directors must periodically report to CDIC on the criteria, methods and means that enable senior management and the board to ensure compliance with the standards.

     The level of premiums and the frequency of the filing of reports with the CDIC are linked to the classification of the member institution under the CDIC Differential Premiums By-Law. Under the By-law, each member institution is classified in a premium category that is based on a rating of quantitative and qualitative factors and criteria assigned to it by a CDIC examiner. A CDIC member institution is not permitted to disclose CDIC premium rate information, including examiner’s ratings.

     RBC Life Insurance Company is subject to the Superintendent’s Standards of Sound Business and Financial Practices and is a member of the Canadian Life and Health Insurance Compensation Corporation. RBC Travel Insurance Company and RBC General Insurance Company are members of the Property and Casualty Insurance Compensation Corporation.

     Capital, Liquidity and Dividends — The bank and its Canadian trust and loan subsidiaries and insurance subsidiaries must maintain, in relation to their operations, adequate capital and adequate and appropriate forms of liquidity and the Superintendent may direct an institution to increase its capital or to provide additional liquidity. Regulatory capital requirements have been implemented through guidelines issued by the Superintendent and, with respect to the bank, are based on standards issued by the Bank for International Settlements. The Canadian insurance subsidiaries must also meet minimum capital standards set by the Superintendent.

     The directors of the bank may not declare, and the bank may not pay, a dividend if there are reasonable grounds for believing that the payment would cause the bank to be in contravention of any direction of the Superintendent respecting the maintenance of adequate capital and liquidity. A bank may not declare or pay a dividend in any financial year without the approval of the Superintendent if, on the day the dividend is declared, the total of all dividends declared by the bank in that year would exceed the aggregate of the bank’s net income up to that day in that year and of its retained net income for the preceding two financial years.

     In addition, the bank may not pay dividends on its common shares at any time unless all dividends to which preferred shareholders are then entitled have been declared and paid or set apart for payment.

     The bank has agreed that if RBC Capital Trust (a closed-end trust) and RBC Capital Trust II (an open-end trust), each of which is a subsidiary of the bank, fails to pay any indicated distribution on its capital trust securities, the bank will not declare dividends of any kind on any of its preferred or common shares for a period of up to 12 months.

     The bank’s medium-term goals (three to five years) include a dividend payout ratio of 35% to 45%. The dividend payout ratio is common dividends as a percentage of net income after preferred dividends.

     Minimum capital requirements for subsidiaries that are broker-dealers, mutual fund dealers and investment advisors in Canada are set by regulations under provincial securities laws. The Investment Dealers Association of Canada also sets minimum capital requirements for the subsidiaries that are broker-dealers in Canada and the Mutual Fund Dealers Association of Canada sets minimum capital requirements for subsidiaries that are mutual fund dealers in Canada.

     Business — The Bank Act prohibits a bank from engaging in or carrying on any business other than the business of banking and such business generally as appertains to the business of banking. The business of banking includes the provision of any financial service, acting as a financial agent, providing investment counselling services and portfolio management services, issuing payment, credit or charge cards and operating a payment, credit or other charge card plan.

     There are limited additional powers that enable a bank to engage in other businesses, including bank-related data processing. A bank may, outside Canada, or with the prior written approval of the Minister or as permitted by regulations, in Canada, engage in any activities which consist of (1) collecting, manipulating and transmitting (a) information that is primarily financial or economic in nature, (b) information that relates to the business of an entity in which a bank is permitted to hold a substantial investment, or (c) any other information that the Minister may, by order, specify; (2) providing advisory or other services in the design, development or implementation of information management systems; (3) designing, developing or marketing computer software, and (4) designing, developing, manufacturing or selling, as an ancillary activity to any of the foregoing activities, computer equipment integral to the provision of information services related to the business of financial institutions or to the provision of financial services.

     A bank may, with the prior written approval of the Minister, develop, design, hold, manage, manufacture, sell or otherwise deal with data transmission systems, information sites, communication devices or information platform or portals that are used (1) to provide information that is primarily financial or economic in nature; (2) to provide information that relates to the business of an entity in which a bank is permitted to make a substantial investment; or (3) for a prescribed purpose or in prescribed circumstances.

     Investments — The Bank Act provides broad powers to invest in securities, but limits “substantial investments”. A “substantial investment” will arise through direct or indirect beneficial ownership of voting shares carrying more than 10% of the voting rights attached to all outstanding voting shares of a body corporate, shares representing more than 25% of the shareholders’ equity in a body corporate, or more than 25% of the ownership interests in any other entity. The Bank Act also limits the types of entities that a bank may control, either in law or in fact.

     The directors of the bank and its Canadian trust and loan subsidiaries and insurance subsidiaries must establish, and these federally regulated financial institutions must adhere to, investment and lending policies, standards and procedures that avoid undue risk of loss and achieve a reasonable return.

     The Bank Act permits banks to make controlling, and in certain circumstances, non-controlling substantial investments in Canadian banks; trust or loan companies; insurance companies; cooperative credit societies; entities primarily engaged in dealing in securities; in foreign regulated entities which are primarily engaged outside Canada in a business that if carried on in Canada would be the business of banking, the business of a cooperative credit society, the business of insurance, the business of providing fiduciary services or the business of dealing in securities; and in factoring; finance; financial leasing; specialized financing and financial holding entities. The Bank Act also permits substantial investments, in some cases only with the approval of the Minister or the Superintendent, in information services, investment counselling and portfolio management, mutual fund, mutual fund distribution, real property brokerage, real property and service entities.

     Share ownership and voting restrictions — The Bank Act prohibits any person from having a “significant interest” in any class of shares of the bank, that is, from beneficially owning more than 10% of the outstanding shares of the class either directly or through controlled entities, without the approval of the Minister. A person may, with the approval of the Minister beneficially own up to 20% of a class of voting shares and up to 30% of a class on non-voting shares of the bank, subject to a “fit and proper” test based on the character and integrity of the applicant. In addition, the holder of such a significant interest could not have “control in fact” of the bank.

     The Bank Act prohibits voting of shares beneficially owned (directly or through controlled entities) by a person who acquired a significant interest in any class of shares of the bank without the approval of the Minister, and the voting of shares that are subject to an agreement entered into by such a person (or a controlled entity) relating to the exercise of voting rights. It also prohibits voting of shares beneficially owned (directly or through controlled entities) by a person who has a significant interest in any class of shares of the bank and who has a significant interest in any class of shares of another “widely held” bank that is listed in Schedule I or II of the Bank Act and has equity of $5 billion or more.

     The Bank Act prohibits the registration of a transfer or issue of any shares of the bank to Her Majesty in right of Canada or of a province or any agent or agency of Her Majesty in either of those rights, or to the government of a foreign country or any political subdivision of a foreign country, or any agent or agency of a foreign government.

     The Bank Act prohibits any person from exercising voting rights attached to shares beneficially owned by Her Majesty in right of Canada or of a province or any agency of Her Majesty in either of those rights, or by the government of a foreign country, or any political subdivision or agency thereof.

     Money laundering and anti-terrorism legislation — The Proceeds of Crime (Money Laundering) and Terrorist Financing Act implements measures to assist in detecting, deterring and facilitating the investigation of money laundering and terrorist financing offences. The Act and associated regulations impose reporting, record keeping and “know your customer” obligations on certain financial entities, including securities dealers and insurance companies. Financial entities must report to FinTRAC, an agency formed under the auspices of the Minister of Finance, any transaction which they have reason to suspect relates to the commission of a money laundering or terrorist financing activity offence, and cash and cross-border wire transfers over a certain threshold. As well, these financial entities are required to verify their customers’ identities, using prescribed measures, and to retain defined customer records for prescribed periods.

     The Canadian Criminal Code prohibits financial institutions (among many others) from knowingly dealing in property of, or providing financial services to, persons listed in regulations adopted under the Code or others known to be involved in terrorist activity. The Code also requires financial institutions to search their customer records periodically and report to their Canadian regulators and Canadian law enforcement agencies as to whether they have identified any accounts or property of a listed person.

     The bank and its affected subsidiaries have established appropriate policies and processes to ensure compliance with anti-money laundering and anti-terrorism regulatory requirements.

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GOVERNMENT SUPERVISION AND REGULATION — UNITED STATES

     The bank’s New York branches are licensed and supervised as federal branches by the Office of the Comptroller of the Currency (the “Comptroller”). In general, such a branch can exercise the same rights and privileges, and is subject to the same restrictions, as would apply to a national bank at the same location. The bank’s New York branches may not take domestic retail deposits and their deposits are not insured by the Federal Deposit Insurance Corporation (“FDIC”).

     The bank’s agency in Miami is licensed and supervised by the state of Florida and may not take deposits from U.S. persons. The bank’s Houston representative office is licensed and regulated by the state of Texas. The bank’s Connecticut representative office is licensed and regulated by the state of Connecticut. The bank’s Delaware representative office is licensed and regulated by the state of Delaware. Representative offices are limited in their activities and may not take deposits or make loans.

     The Comptroller and the state regulators of Florida, Texas, Connecticut and Delaware can examine and supervise the activities of the bank at its various offices in the U.S. Such examination authority may include annual assessments on the operations of the bank to fund the regulators’ operations. In addition, the bank is required to maintain certain liquid assets on deposit and pledged to the appropriate regulators based on the amount of branch or agency assets of the bank in each state in which it maintains a branch or agency. Furthermore, the bank is subject to supervisory guidance based on examinations at its U.S. offices and the examiners’ assessment of risk management, operational controls, and compliance and asset quality of the bank’s U.S. offices. The bank may also be subject to prudential guidance regarding the amount of U.S. deposited funds it may repatriate to Canada for funding of the entirety of the bank.

     Under the International Banking Act of 1978 (the “IBA”), all the operations of the bank in the U.S. are also subject to supervision and regulation by the Board of Governors of the Federal Reserve (the “Federal Reserve”). Under the IBA, the bank may not open any branch, agency, or representative office in the U.S., or acquire more than 5% of the voting stock of any U.S. bank or bank holding company, without the prior approval of the Federal Reserve.

     The bank can establish or acquire full branches outside its home state of New York only if the other state expressly permits such branches to be established or acquired by an out-of-state U.S. bank. However, such branches may not engage in retail deposit-taking or obtain FDIC insurance.

     Since March 2000, the Gramm-Leach-Bliley Act:

•	allows bank holding companies and foreign banks that qualify as financial holding companies to engage in a substantially broader range of non-banking activities than previously permissible, including insurance underwriting, securities underwriting and dealing and making merchant banking investments;

•	allows insurers and other financial services companies to acquire banks; and

•	removes various restrictions that previously applied to bank holding company ownership of securities firms and mutual fund advisory companies.

     To qualify as a financial holding company a non-U.S. bank with a branch or agency in the U.S. must meet certain capital requirements and must be deemed to be “well managed” for U.S. bank regulatory purposes. In addition, its U.S. depository institution subsidiaries must also meet certain capital requirements and be deemed to be “well managed”.

     The capital requirements are set forth in Federal Reserve regulations and provide that for a non-U.S. bank from a country that has adopted the capital standards issued by the Bank for International Settlements (“BIS”) to qualify to be a financial holding company, the general requirements are a minimum Tier 1 risk-based capital ratio of 6% and a Total risk-based capital ratio of 10%, all calculated according to home country rules. The bank’s home country capital strength rules are based on standards issued by the BIS. In addition, the non-U.S. bank’s capital must be “comparable” to that required of a U.S. depository institution subsidiary of a financial holding company. The Federal Reserve regulations also provide that a non-U.S. bank that does not meet the above numerical requirements at the non-U.S. bank level may seek a determination that its capital is comparable to that required of a U.S. depository institution subsidiary of a financial holding company. In addition, each U.S. depository institution subsidiary of the non-U.S. bank, such as RBC Centura Bank, must meet minimum ratios of 5% for Tier 1 leverage, 6% for Tier 1 risk-based capital and 10% for Total risk-based capital, and no U.S. depository institution subsidiary may be subject to a regulatory order to maintain a specified level of capital. Both the bank and RBC Centura Bank were deemed to be “well capitalized” as of October 31, 2003.

     For a non-U.S. bank to be deemed to be “well managed” for U.S. bank regulatory purposes, each of its U.S. branches and agencies must have received a “satisfactory” composite regulatory rating in its last examination, the bank’s home country supervisor must consider its overall operations to be satisfactory and the bank’s management must meet standards comparable to those required of a U.S. bank subsidiary of a financial holding company. In addition, each U.S. depository institution subsidiary of the non-U.S. bank must be deemed to be “well managed”, which requires both a “satisfactory” composite regulatory rating and a satisfactory rating on the “management” component, both in its last examination. Finally, each U.S. depository institution subsidiary must have at least a “satisfactory” rating under the Community Reinvestment Act.

     The bank’s declaration to become a financial holding company became effective in 2000 and remains effective.

     As a financial holding company, the bank may conduct, or acquire a company (other than a U.S. depository institution or foreign bank) engaged in, activities that are “financial in nature,” as well as additional activities that the Federal Reserve determines (in the case of incidental activities, in conjunction with the Department of the Treasury) are incidental or complementary to financial activities, without the prior approval of the Federal Reserve. Under the Gramm-Leach-Bliley Act, activities that are financial in nature include insurance, securities underwriting and dealing, merchant banking, and sponsoring mutual funds and investment companies. Under the merchant banking authority added by the Gramm-Leach-Bliley Act, financial holding companies may invest in companies that engage in activities that are not otherwise permissible “financial” companies, subject to certain limitations, including that the financial holding company makes the investment with the intention of limiting the investment duration and does not manage the company on a day-to-day basis.

     Financial holding companies that do not continue to meet all the requirements for financial holding company status will, depending on which requirement they fail to meet, lose the ability to undertake new activities or acquisitions that are financial in nature or lose not only the ability to undertake such new activities or acquisitions but also the ability to continue those activities that are not generally permissible for bank holding companies. If the bank ceases to so qualify it would be required to obtain the prior approval of the Federal Reserve to engage in non-banking activities in the U.S. or to acquire more than 5% of the voting stock of any company that is engaged in non-banking activities in the U.S. With certain exceptions, the Federal Reserve can only approve applications involving activities it had previously determined, by regulation or order, are so closely related to banking as to be properly incident thereto.

     The Gramm-Leach-Bliley Act also modified U.S. law related to financial privacy and community reinvestment. The new financial privacy provisions generally prohibit financial institutions in the U.S., including RBC Centura Bank, RBC Dominion Securities Corporation and RBC Dain Rauscher Corp., from disclosing non-public personal financial information to third parties unless the clients have the opportunity to “opt out” of the disclosure.

     RBC Centura Bank was acquired by the bank in June 2001 and is the bank’s U.S. banking subsidiary. RBC Centura Bank is a North Carolina state chartered bank and is supervised by the Federal Reserve and the North Carolina Office of the Commissioner of Banks (the “NC Commissioner”). RBC Centura Bank’s deposits are insured by the FDIC. RBC Centura Bank is subject to capital requirements, dividend restrictions, limitations on investments and subsidiaries, limitations on transactions with affiliates (including the bank and its branches and agencies), deposit reserve requirements and other requirements administered by the Federal Reserve and the NC Commissioner. As a bank holding company, the bank generally may not acquire more than 5% of the voting shares of a bank or bank holding company without the prior approval of the Federal Reserve.

     As a bank holding company and financial holding company, under Federal Reserve policy, the bank is expected to act as a source of strength for, and commit its resources to support, RBC Centura Bank. This support may be required at times when the bank may not be inclined to give it.

     RBC Centura Bank is also subject to the Community Reinvestment Act (the “CRA”). Under the CRA, during examinations, regulators assess RBC Centura Bank’s record in meeting the credit needs of the communities serviced by it, including low- and moderate-income communities. In the case of a bank holding company or financial holding company applying for approval to acquire a bank or bank holding company in the U.S., the Federal Reserve will assess the records of each U.S. bank subsidiary of the applicant holding company, and such records may be the basis for denying an application. Banks are given one of four ratings under the CRA: “outstanding”, “satisfactory”, “needs to improve” or “substantial noncompliance”. RBC Centura Bank is currently rated “satisfactory”.

     U.S. FDIC-insured banks are also subject to FDIC insurance assessments, which may depend on the level of capitalization of the insured bank. The assessment rates may be different for deposits insured under the Bank Insurance Fund maintained by the FDIC and deposits insured under the Savings Association Insurance Fund maintained by the FDIC. RBC Centura Bank maintains deposits insured by both funds. Because of favourable loss experience and a healthy reserve ratio in the insurance funds of the FDIC, well capitalized and well managed banks, including RBC Centura Bank, have in recent years paid no premiums for FDIC insurance. However, a number of factors suggest that, in the future, even well capitalized and well managed banks may be required to pay premiums on deposit insurance. The amount and impact of such premiums will depend on the outcome of U.S. legislative and regulatory initiatives as well as the insurance fund loss experience and other factors, none of which the bank or RBC Centura Bank is in a position to predict at this time.

     RBC Centura Banks, Inc., a holding company subsidiary of the bank and the parent of RBC Centura Bank, is also regulated as a bank holding company and a financial holding company.

     USA Patriot Act — In October 2001, the United States adopted the USA Patriot Act in response to the events of September 11, 2001. The Act requires U.S. banks and foreign banks with U.S. operations to take certain steps to prevent, detect and report individuals and entities involved in international money laundering and the financing of terrorism. The Act imposes significant new compliance and due diligence obligations, creates new crimes and penalties and expands the extra-territorial jurisdiction of the U.S. Failure of a financial institution to comply with the Act’s requirements could have serious legal and reputational consequences for the institution.

     Transactions with Affiliates — U.S. federal laws strictly limit the ability of U.S. banks to engage in certain transactions with affiliates, including their bank holding companies. Such transactions between a bank, such as RBC Centura Bank, and its parent holding company or the nonbank subsidiaries of the holding company are limited to 10% of a bank’s capital and surplus and, with respect to such parent company and all such nonbank subsidiaries, to an aggregate of 20% of the bank subsidiary’s capital and surplus. Further, loans and extensions of credit generally are required to be secured by eligible collateral in specified amounts. Federal law also requires that all transactions between a U.S. bank and its affiliates be on terms as favourable to the bank as transactions with non-affiliates.

     The Federal Reserve adopted a new set of regulations that became effective on April 1, 2003 and made such limitations applicable to U.S. branches and agencies of foreign banks in their transactions with affiliates engaged in non-credit related insurance underwriting, securities underwriting and dealing, merchant banking and insurance company investment activities. In addition, other regulations already in effect subject transactions between a U.S. branch and agency of a foreign bank and a company held under merchant banking authority to the transaction limitations. Prior to these rules, U.S. branches and agencies of foreign banks, such as the bank’s branches and agencies, had not been subject to the affiliate transaction limitations.

     U.S. Regulation of broker-dealer subsidiaries — The bank’s U.S. broker-dealer subsidiaries are RBC Dominion Securities Corporation and RBC Dain Rauscher Corp. Both of these broker-dealer subsidiaries are regulated by the U.S. Securities and Exchange Commission (the “SEC”), the New York Stock Exchange and the National Association of Securities Dealers.

     The bank’s registered broker-dealer subsidiaries are subject to the SEC’s net capital rule, Rule 15c3-1 (the “Net Capital Rule”), promulgated under the U.S. Securities Exchange Act of 1934. The Net Capital Rule requires the maintenance of minimum net capital, as defined. Compliance with the Net Capital Rule could limit the operations that require the intensive use of capital, such as underwriting and trading activities and the financing of customer account balances. The Net Capital Rule also limits the ability of broker-dealers to transfer capital to the bank or its affiliates.

     U.S. Insurance — State Regulation — Liberty Life Insurance Company and Liberty Insurance Services Corporation, the bank’s U.S. insurance subsidiaries, are subject to regulation by the South Carolina Department of Insurance (the “SC Department”) and in the various states and jurisdictions in which they transact business. The SC Department’s regulation, supervision and administration of Liberty Life Insurance Company relates, among other things, to the standards of solvency that it must maintain, the licensing of it and its agents, the lines of insurance in which it may engage, the nature of and limitations on investments, premium rates, restrictions on the size of risks that may be insured under a single policy, reserves and provisions for unearned premiums, losses and other obligations, deposits of securities for the benefit of policyholders, approval of policy forms and the regulation of market conduct including the use of credit information in underwriting as well as other underwriting and claims practices. The SC Department also periodically examines the affairs of Liberty Life Insurance Company and Liberty Insurance Services Corporation and requires both entities to file annual and other reports relating to its financial condition and other matters. On May 1, 2003, Liberty Life Insurance Company acquired the stock of Business Men’s Assurance Company of America (“BMA”), an insurance company subject to the regulation of the Missouri Department of Insurance and in the various states and jurisdictions in which it transacts business. BMA sells variable insurance products that are also subject to regulation by the SEC. Liberty Life Insurance Company intends to redomesticate BMA from Missouri to South Carolina as soon as feasible.

     Although the bank is not regulated as an insurance company, it is the owner, through its subsidiary RBC Insurance Holdings (USA) Inc., of the capital stock of Liberty Life Insurance Company and is therefore subject to the South Carolina state insurance holding company laws. The South Carolina insurance holding company statute, as well as certain other laws, requires disclosure and, in some instances, prior approval of material transactions between an insurance company and an affiliate.

     Liberty Life Insurance Company and BMA are each subject to state statutory and regulatory restrictions that limit the amount of dividends or distributions by an insurance company to its stockholders.

     Liberty Life Insurance Company followed an industry practice years ago that charged African-Americans premiums which reflected differences in life expectancy by race. This underwriting practice, regulated by state insurance departments, was discontinued for new Liberty Life policies in the 1960s. Following an examination of Liberty Life Insurance Company’s industrial life block of business which began in 2000, the SC Department issued an order (the “Order”) seeking a $2 million fine and a one-year suspension of its license to conduct insurance business in South Carolina. Liberty Life Insurance Company contested the Order in an administrative proceeding.

     In December 2002, the SC Department and Liberty Life Insurance Company reached an agreement in principle to resolve the contested case proceeding and to provide for the regulatory settlement of this issue in other affected states. The regulatory settlement agreement was formally consummated in January 2003 and approved by the South Carolina Administrative Law Judge Division in March 2003. The regulatory settlement has been adopted by the large majority of affected states. There exist outstanding issues with the settlement that remain to be resolved with the states of Louisiana and Texas. Liberty Life Insurance Company anticipates those issues will be resolved to the satisfaction of each party. After the settlement was reached, the states of Kentucky and Ohio began an independent examination with respect to a block of policies that were originally issued by Kentucky Central Life Insurance Company and that were reinsured by Liberty Life

Insurance Company in 1994. Liberty Life Insurance Company is cooperating in the examination. It has also stated its willingness to include these policies in the regulatory settlement that was approved in March 2003.

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SELECTED CONSOLIDATED FINANCIAL INFORMATION (1)

(In $ millions, except per share and percentage amounts)	2003	2002	2001

Earnings (For the year ended October 31)
Net interest income	$6,642	$6,935	$6,311
Non-interest income	10,776	10,320	9,765
Total revenues	17,418	17,255	16,076
Provision for credit losses	721	1,065	1,119
Insurance policyholder benefits, claims and acquisition expense	1,696	1,535	1,344
Non-interest expense	10,409	10,420	9,755
Net income	3,005	2,762	2,411
Preferred share dividends	68	98	135
Net income available to common shareholders	2,937	2,664	2,276
Return on common equity (2)	16.7%	15.8%	16.4%
Balance sheet & off-balance sheet data (As at October 31)
Loans	170,394	$169,258	$169,110
Assets	403,033	376,956	359,260
Deposits	259,145	243,486	233,447
Subordinated debentures	6,243	6,614	6,513
Preferred shares	832	1,545	2,024
Common equity	17,543	17,238	16,141
Assets under administration	1,483,900	1,365,900	1,342,500
Assets under management	88,900	90,800	100,000

Capital ratios (As at October 31) (3)
Common equity to risk-adjusted assets	10.5%	10.4%	9.4%
Tier 1 capital ratio	9.7%	9.3%	8.7%
Total capital ratio	12.8%	12.7%	11.8%

Common share information (For the year ended October 31)
Shares outstanding (thousands)
— end of year	656,021	665,257	674,021
— average basic	662,080	672,571	641,516
— average diluted	669,016	678,120	647,216
Earnings per share
— basic	$4.44	$3.96	$3.55
— diluted	4.39	3.93	3.52
Share price
— High	65.00	58.89	$53.25
— Low	53.26	45.05	41.60
— Close — October 31	63.48	54.41	46.80
Dividends per share (4)	1.72	1.52	1.38
Book value per share — October 31	26.74	25.91	23.95
Market capitalization ($ billions)	41.6	36.2	31.5

Number of: (As at October 31)
Employees (full-time equivalent)	60,812	59,549	57,568
Automated banking machines	4,401	4,486	4,548
Service delivery units
Canada	1,297	1,311	1,317
International (5)	788	807	724

(1)	Financial measures are derived from Canadian GAAP consolidated financial statements, unless otherwise noted.

(2)	ROE is defined as net income available to common shareholders divided by average common equity for the period.

(3)	Using guidelines issued by the Superintendent of Financial Institutions Canada and Canadian GAAP financial information.

(4)	The bank’s medium term goals (three to five years) include a dividend payout ratio of 35% to 45%.

(5)	International service delivery units include branches, specialized business centres, representative offices and agencies.

MANAGEMENT’S DISCUSSION AND ANALYSIS

     The “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that has been filed separately with Canadian securities regulatory administrators on the System for Electronic Document Analysis and Retrieval (“SEDAR”) is incorporated by reference.

MARKET FOR SECURITIES

     Common shares of the Bank are listed on the TSX in Canada, and the NYSE in the U.S.A. Preferred shares are listed on the TSX.

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DIRECTORS AND EXECUTIVE OFFICERS

     Directors — The following are the directors of the bank and their municipalities of residence, as at December 16, 2003:

Municipality of
Name, and Year Elected	Residence	Occupation

W. Geoffrey Beattie (2),(4) (2001)	Toronto	President, The Woodbridge Company Limited Deputy Chairman, The Thomson Corporation

George A. Cohon (3),(4) (1988)	Toronto	Founder and Senior Chairman, McDonald’s Restaurants of Canada Limited

Douglas T. Elix (4) (2000)	Ridgefield, Connecticut	Senior Vice-President and Group Executive, IBM Global Services, IBM Corporation

John T. Ferguson (1),(2) (1990)	Edmonton	Chairman of the Board, Princeton Developments Ltd. Chair of the Board, TransAlta Corporation

L. Yves Fortier (2) (1992)	Montreal	Chairman, Ogilvy Renault Chairman of the Board, Alcan Inc.

The Hon. Paule Gauthier (2),(4) (1991)	Quebec City	Senior Partner, Desjardins Ducharme Stein Monast

Jacques Lamarre (2) (2003)	Outremont	President and Chief Executive Officer, SNC-Lavalin Group Inc.

Brandt C. Louie (2),(3) (2001)	West Vancouver	President and Chief Executive Officer, H.Y. Louie Co. Limited Chairman and Chief Executive Officer, London Drugs Limited

J. Edward Newall (1) (1984)	Calgary	Chairman of the Board, NOVA Chemicals Corporation Chairman of the Board, Canadian Pacific Railway Limited

Gordon M. Nixon (2001)	Toronto	President and Chief Executive Officer, Royal Bank of Canada

David P. O’Brien (1996)	Calgary	Chairman of the Board, EnCana Corporation

Charlotte R. Otto (3) (2000)	Cincinnati, Ohio	Global External Relations Officer, The Procter & Gamble Company

Robert B. Peterson (1),(4) (1992)	Toronto	Company Director

J. Pedro Reinhard (1) (2000)	Midland, Michigan	Executive Vice-President and Chief Financial Officer, The Dow Chemical Company

Guy Saint-Pierre (3),(4) (1990)	Montreal	Chairman of the Board, Royal Bank of Canada

Cecil W. Sewell, Jr. (2001)	Raleigh, North Carolina	Chairman Emeritus, RBC Centura Banks, Inc.

Kathleen P. Taylor (1) (2001)	Toronto	President, Worldwide Business Operations, Four Seasons Hotels Inc.

Victor L. Young (1) (1991)	St. John’s	Company Director

(1)	Audit Committee,

(2)	Conduct Review and Risk Policy Committee,

(3)	Corporate Governance and Public Policy Committee,

(4)	Human Resources Committee

     Directors are elected annually and hold office until the next annual meeting of shareholders.

     Since November 1, 1998, the directors have held the principal occupations described above, except Mr. George A. Cohon, who prior to January 2000 was Senior Chairman and Chairman of the Executive Committee of McDonald’s Restaurants of Canada Limited; Mr. Douglas T. Elix, who prior to October 1999 was General Manager, Americas, IBM Global Services, IBM Corporation; Mr. Gordon M. Nixon, who prior to August 2001 was President and Chief Operating Officer of Royal Bank of Canada, prior to April 2001 was Chief Executive Officer of RBC Dominion Securities Inc., and prior to December 1999 was Head, Corporate and Investment Banking of RBC Dominion Securities Inc.; Mr. David P. O’Brien, who prior to April 2002 was Chairman and Chief Executive Officer of PanCanadian Energy Corporation (which merged with Alberta Energy Company Ltd. in April 2002 to form EnCana Corporation) and prior to October 2001 was Chairman, President and Chief Executive Officer of Canadian Pacific Limited; Ms. Charlotte R. Otto, who prior to July 2000 was Senior Vice-President, Public Affairs of The Procter & Gamble Company; Mr. Robert B. Peterson, who prior to April 2002 was Chairman and Chief Executive Officer of Imperial Oil Limited and prior to January 2002 was Chairman, President and Chief Executive Officer of Imperial Oil Limited; Mr. Guy Saint-Pierre, who prior to May 2002 was Chairman of SNC-Lavalin Group Inc.; Mr. Cecil W. Sewell, Jr., who prior to June 2001 was Chief Executive Officer of Centura Banks, Inc. (now RBC Centura Banks, Inc.) and prior to February 2000 held a number of senior executive positions at Centura Banks, Inc.; Ms. Kathleen P. Taylor, who prior to November 1999 was Executive Vice-President and Chief Corporate Officer of Four Seasons Hotels Inc.; and Mr. Victor L. Young, who prior to October 2001 was Chairman and Chief Executive Officer of Fishery Products International Limited.

     Mr. George A. Cohon, Mr. David P. O’Brien, Mr. Pedro J. Reinhard and Ms. Kathleen P. Taylor were directors of other companies which, in the ten years preceding the date of this annual information form and while they were directors of the other companies, became bankrupt, made proposals under legislation relating to bankruptcy or insolvency or were subject to or instituted any proceedings, arrangement or compromise with creditors.

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     Executive officers — The following are the executive officers and their municipalities of residence, as at December 16, 2003:

Name	Title	Municipality of Residence

Peter Armenio	President, RBC Investments	Toronto, ON, Canada

Elisabetta Bigsby	Senior Executive Vice-President Human Resources & Public Affairs	Toronto, ON, Canada

Peter W. Currie	Vice-Chairman & Chief Financial Officer	Gormley, ON, Canada

Suzanne B. Labarge	Vice-Chairman & Chief Risk Officer	Toronto, ON, Canada

Martin J. Lippert	Vice-Chairman, & Chief Information Officer	Mississauga, ON, Canada

Gordon M. Nixon	President & Chief Executive Officer	Toronto, ON, Canada

James T. Rager	Vice-Chairman, RBC Banking	Oakville, ON, Canada

W. James Westlake	President, RBC Insurance	Oakville, ON, Canada

Charles M. Winograd	Vice-Chairman, RBC Capital Markets	Toronto, ON, Canada

     Since November 1, 1997, the executive officers have been engaged in various capacities in the affairs of the Bank, and its affiliates.

     Ownership of securities — To the knowledge of the bank, the directors and executive officers, as a group, beneficially own or exercise control or direction over less than (1%) of the common and preferred shares of the bank. None of the directors or executive officers of the bank holds shares of its subsidiaries except where required for qualification as a director of a subsidiary.

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PRINCIPAL SUBSIDIARIES

Carrying value of
	Principal	voting shares owned
Principal Subsidiaries (1)	office address (2)	by the Bank (3)

Royal Bank Mortgage Corporation (4)	Montreal, Quebec, Canada	713

Royal Trust Corporation of Canada	Toronto, Ontario, Canada	692

The Royal Trust Company	Montreal, Quebec, Canada	541

Royal Mutual Funds Inc.	Toronto, Ontario, Canada	4

RBC Capital Trust	Toronto, Ontario, Canada	697

RBC Capital Trust II	Toronto, Ontario, Canada	2

RBC Action Direct Inc.	Richmond Hill, Ontario, Canada	171

RBC Technology Ventures Inc.	Toronto, Ontario, Canada	23

RBC Capital Partners Limited	Toronto, Ontario, Canada	24

RBC Dominion Securities Limited (4)	Toronto, Ontario, Canada	968
RBC Dominion Securities Inc.	Toronto, Ontario, Canada
RBC Alternative Assets, Inc. (2)(6)	New York, New York, U.S.A.

Royal Bank Holding Inc.	Toronto, Ontario, Canada	14,339
4111494 Canada Inc.	Vancouver, British Columbia, Canada
4145348 Canada Corp.	Vancouver, British Columbia, Canada
4145356 Canada Ltd.	Vancouver, British Columbia, Canada
6024530 Canada Inc.	Vancouver, British Columbia, Canada
Connor Clark Ltd.	Toronto, Ontario, Canada
RBC Insurance Holdings Inc.	Mississauga, Ontario, Canada
RBC General Insurance Company	Mississauga, Ontario, Canada
RBC Life Insurance Company	Mississauga, Ontario, Canada
RBC Travel Insurance Company	Mississauga, Ontario, Canada
RBC Asset Management Inc.	Toronto, Ontario, Canada
Royal Bank Realty Inc.	Montreal, Quebec, Canada
R.B.C. Holdings (Bahamas) Ltd.	Nassau, Bahamas
Royal Bank of Canada Reinsurance (Cayman) Limited	George Town, Grand Cayman
Royal Bank of Canada Insurance Company Ltd.	St. Michael, Barbados
Finance Corporation of Bahamas Limited	Nassau, Bahamas
Royal Bank of Canada Trust Company (Bahamas) Limited	Nassau, Bahamas
Investment Holdings (Cayman) Limited	George Town, Grand Cayman
Royal Bank of Canada (Barbados) Limited	St. Michael, Barbados
Royal Bank of Canada (Caribbean) Corporation	St. Michael, Barbados
RBC Capital Markets Arbitrage, SA	Luxembourg
RBC Capital Markets Arbitrage, LLC	Wilmington, Delaware, U.S.A.
RBC Holdings (USA) Inc. (2)	New York, New York, U.S.A.
RBC Dain Rauscher Corp. (2)	Minneapolis, Minnesota, U.S.A.
RBC Dominion Securities Corporation	New York, New York, U.S.A.
RBC Insurance Holding (USA) Inc. (2)	Wilmington, Delaware, U.S.A.
Liberty Life Insurance Company	Greenville, South Carolina, U.S.A.
Business Men’s Assurance Company of America	Kansas City, Missouri, U.S.A.
RBC Holdings (Delaware) Inc. (5)	New York, New York, U.S.A.
Prism Financial Corporation (2)(5)	Chicago, Illinois, U.S.A.
Royal Bank of Canada (Asia) Limited	Singapore, Singapore

RBC Alternative Assets, L.P. (2)(6)	New York, New York, U.S.A.	12

RBC Centura Banks, Inc. (5)	Rocky Mount, North Carolina, U.S.A.	3,701
RBC Centura Bank	Rocky Mount, North Carolina, U.S.A.
CBRM, Inc.	Wilmington, Delaware, U.S.A.
Church Street Management, Inc.	Richmond, Virginia, U.S.A.
RBC Mortgage Company	Chicago, Illinois, U.S.A.
TFB Management, Inc.	Wilmington, Delaware, U.S.A.

RBC Capital Investment Holdings (USA) Inc.	Wilmington, Delaware, U.S.A.	65

RBCF Limited Partnership	Wilmington, Delaware, U.S.A.	255

Royal Bank of Canada Financial Corporation	St. Michael, Barbados	3

Atlantis Holdings Limited	St. Michael, Barbados	419

RBC Finance B.V.	Amsterdam, Netherlands	2,288
Royal Bank of Canada Holdings (U.K.) Limited	London, England
Royal Bank of Canada Europe Limited	London, England
RBC Holdings (Channel Islands) Limited	Guernsey, Channel Islands
Royal Bank of Canada (Channel Islands) Limited	Guernsey, Channel Islands
Royal Bank of Canada Trust Company (International) Limited	Jersey, Channel Islands
Royal Bank of Canada (Suisse)	Geneva, Switzerland

RBC Investment Management (Asia) Limited	Hong Kong, China	4

RBC Global Services Australia Pty Limited	Sydney, New South Wales, Australia	46

(1)	The Bank owns 100% of the voting shares of each subsidiary except Finance Corporation of Bahamas Limited (75%).

(2)	Each subsidiary is incorporated under the laws of the state or country in which the principal office is situated, except for RBC Alternative Assets Inc., RBC Alternative Assets, L.P., RBC Holdings (USA) Inc., RBC Dain Rauscher Corp. and Prism Financial Corporation, which are incorporated under the laws of the state of Delaware, U.S.A. and RBCF Limited Partnership which is formed under the laws of the state of Nevada, U.S.A.

(3)	The carrying value (in millions of dollars) of voting shares is stated as the bank’s equity in such investments.

(4)	The subsidiaries have outstanding non-voting shares of which the bank, directly or indirectly, owns 100%.

(5)	RBC Holdings (Delaware) Inc. owns 2.66% and Prism Financial Corporation owns 7.32% of RBC Centura Banks, Inc.

(6)	RBC Alternative Assets, Inc. owns 1% of RBC Alternative Assets, L.P.

ADDITIONAL INFORMATION

     Additional information, including directors and officers’ remuneration and indebtedness, principal holders of securities, options to purchase securities, and interests of insiders in material transactions is contained in the bank’s information circular for its most recent annual meeting of shareholders. Additional financial information is provided in the bank’s comparative financial statements for the year ended October 31, 2003.

     The bank will provide to any person, upon request to the Senior Vice-President, Investor Relations at 123 Front St. West, 6th Floor, Toronto, Ontario, M5J 2M2 (416-955-7802), a copy of this annual information form and any documents incorporated by reference, a copy of the comparative financial statements for the year ended October 31, 2003 together with the accompanying report of the auditors, a copy of any interim financial statements subsequent to the financial statements for the year ended October 31, 2003, a copy of the information circular in respect of its most recent annual meeting of shareholders and a copy of any other documents incorporated by reference in a preliminary short form prospectus or short form prospectus if securities of the bank are in the course of a distribution.

TRADEMARKS

     Trademarks used in this report include the LION & GLOBE Symbol, ROYAL BANK OF CANADA, ROYAL BANK, RBC, RBC FINANCIAL GROUP, RBC BANKING, RBC ROYAL BANK, RBC INVESTMENTS, RBC INSURANCE, RBC CAPITAL MARKETS, RBC GLOBAL SERVICES, RBC BUILDER FINANCE, RBC CENTURA, RBC DAIN RAUSCHER, RBC LIBERTY INSURANCE, RBC MORTGAGE, RBC ROYAL BANK OF CANADA, RBC ACTION DIRECT, RBC ADVISOR FUNDS, RBC ASSET MANAGEMENT, RBC CAPITAL TRUST, RBC CAPITAL TRUST II, RBC FUNDS, RBC GLOBAL ASSET MANAGEMENT, RBC INVESTMENTS FINANCIAL PLANNING, RBC PRIVATE BANKING, RBC PRIVATE COUNSEL, ROYAL BANK OF CANADA GLOBAL PRIVATE BANKING, ROYAL MUTUAL FUNDS, and FX DIRECT which are trade-marks of Royal Bank of Canada used by Royal Bank of Canada and/or its subsidiaries. All other trade-marks mentioned in this report are the property of their respective holders.